                                                                  EXHIBIT 99.1



                           EXECUTIVE COMPENSATION OF
                        DQE EXECUTIVE OFFICERS FOR 1996
                    AND SECURITY OWNERSHIP OF DQE DIRECTORS
                 AND EXECUTIVE OFFICERS AS OF FEBRUARY 21, 1997

Compensation

     The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the current President and Chief Executive Officer, the four other highest-paid executive officers of DQE, and the former Chairman of the Board, President and Chief Executive Officer, who resigned effective August 9, 1996, for services rendered in all capacities to DQE and its subsidiaries during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation                        Long-Term Compensation
                                   -----------------------------     -------------------------------------------
                                                                                Awards                  Payouts
                                                                     -----------------------------     ---------
         (a)                  (b)     (c)       (d)         (e)          (f)              (g)             (h)          (i)
                                                          Other        Other          Securities
                                                          Annual     Restricted       Underlying                     All Other
                                                          Compen       Stock          Performance        LTIP         Compen
Name and                            Salary     Bonus     -sation      Award(s)        Options/SARs      Payouts       -sation
Principal Position           Year    ($)      ($)(1)      ($)(2)       ($)(3)             (#)(4)          ($)         ($)(2)(7)
D. D. Marshall               1996   289,486   101,367     68,284      141,250  (5)        56,645            0           7,375
   President and Chief                                                  5,725  (6)
      Executive Officer      1995   233,333    86,750     27,918            0             63,555            0           4,291
     (Effective 8/9/96)      1994   191,667    48,450      7,814            0             52,813            0           4,504

G.  L. Schwass               1996   250,000    87,500    124,191            0             68,964            0           4,458
   Exec. Vice Pres. and      1995   216,667    78,750     60,638            0             61,539            0           4,448
   Chief Financial Officer   1994   191,667    57,000     21,299            0             52,813            0           4,430

D. L. Green                  1996   195,000    46,800     13,860        5,650  (6)        54,768            0           7,622
   Senior Vice President     1995   184,000    51,900     44,268            0             28,954            0           4,460
                             1994   166,333    49,500     16,319            0             35,469            0           4,482

V. A. Roque                  1996   175,000    52,500          0        5,540  (6)        17,391            0           7,388
   Vice President and        1995   175,000    52,500    215,097            0             31,731            0           4,490
   General Counsel

J. D. Mitchell               1996   130,000    39,000          0        5,650  (6)        17,883            0           6,002
   Vice President            1995   130,000    39,000          0            0             25,500            0           2,508
                             1994   128,847    25,391          0            0             10,000            0           1,923

W. W. von Schack             1996   276,975   120,428    572,603            0             91,459            0           1,828  (8)
   Former Chairman,          1995   440,000   194,700    174,853            0            166,385            0           4,448
   President and CEO         1994   440,000   163,240    173,682            0            155,000            0           4,490
    (1/1/96  8/9/96)

(1) The amount of any bonus compensation is determined annually based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown for each year are the awards earned in those years but established and paid or deferred in the subsequent years. Mr. von Schack's bonus was prorated for his months of service before his resignation.

(2) Amounts of Other Annual Compensation are connected to the funding of non-qualified pension benefit accruals for Messrs. Marshall, Schwass, and von Schack and Ms. Green. Amounts of Other Annual Compensation for Mr. Roque represent reimbursement for moving expenses, including sale of residence and income taxes. Amounts of All Other Compensation shown are Company matching contributions during 1994, 1995, and 1996 under the Duquesne Light Company 401(k) Retirement Savings Plan for Management Employees and compensatory tax payments on restricted stock.

(3) The awards listed are the only restricted stock holdings of the named officers.

(4) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. The stock options are subject to vesting (exercisability) based on Company and individual performance and achievement of specified goals and objectives. Of the amount of 1994 stock options granted, Messrs. Marshall and von Schack have lost 2,673 and 3,988 stock options, respectively. Of the amount of 1995 stock options granted, Messrs. Marshall and von Schack have lost 347 and 1,524 stock options, respectively. Of the amount of 1996 stock options granted, Ms. Green lost 3,876 stock options.

(5) Vesting of this award is based on the achievement of performance goals for a three-year period. Dividends will be accrued and paid after the end of the three-year period on the shares earned.

(6) Represents the value of 200 shares of DQE Common Stock awarded as part of the consideration for the signing of a Non-Competition and Confidentiality Agreement. Dividends are paid quarterly.

(7) In 1996, premiums in the amount of $95,980 were paid by the Company for split-dollar life insurance for Mr. von Schack. This amount was refunded to the Company in full in 1996 in connection with his resignation.

(8) Includes a payment of $401 to cover one month's health care premium pursuant to Mr. von Schack's resignation.


Supplemental Tables

    The following tables provide information with respect to options to purchase DQE Common Stock and tandem stock appreciation rights in 1996 under the DQE, Inc. Long-Term Incentive Plan.

    Option grants are structured to align compensation with the creation of value for common stockholders. For example, should DQE stock rise 50% in value over the ten-year option term (from $29.00 per share to $43.50 per share), stockholder value would increase an estimated $1,120,458,775, while the value of the grants to the individuals listed below would increase an estimated three-tenths of one percent ($3,460,403) of the total gain realized by all stockholders.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               Individual Grants

       (a)                (b)               (c)            (d)           (e)         (f)
                       Number of        % of Total
                       Securities      Options/SARs      Exercise                   Grant
                       Underlying       Granted to       or Base                    Date
                      Options/SARs       Employees        Price      Expiration    Present
       Name           Granted (#)     in Fiscal Year    ($/Sh)(3)       Date      Value ($)(4)
----------------------------------------------------------------------------------------------

D. D. Marshall       28,986   (1)                6.7%   30.1875        02/26/06   127,538 *
                     13,139   (2)                3.0%   26.4375        02/18/02    37,709 *
                        619   (2)                0.1%   30.0000        02/18/02     2,037 *
                     13,901   (2)                3.2%   30.0000        08/29/04    49,210 *

G. L. Schwass        28,986   (1)                6.7%   30.1875        02/26/06   127,538 *
                     18,229   (2)                4.2%   27.5625        07/22/01    54,140 *
                        748   (2)                0.2%   27.5625        08/29/04     2,438 *
                     21,001   (2)                4.8%   29.7500        08/29/04    70,143 *

D. L. Green          19,379   (1)                4.5%   30.1875        02/26/06    85,268 *
                     15,133   (2)                3.5%   30.3125        07/31/98    41,313 *
                      1,535   (2)                0.4%   28.8125        07/31/98     3,653 *
                     18,721   (2)                4.3%   28.8125        07/22/01    54,104 *

V. A. Roque          17,391   (1)                4.0%   30.1875        02/26/06    76,520 *

J. D. Mitchell       12,919   (1)                3.0%   30.1875        02/26/06    56,844 *
                        751   (2)                0.2%   30.8750        08/29/04     2,839 *
                      1,435   (2)                0.3%   27.0625        08/29/04     4,563 *
                      2,778   (2)                0.6%   29.9375        08/29/04     9,751 *

W. W. von Schack     20,297   (2)                4.7%   30.7500        08/08/97    47,292 *
                      5,572   (2)                1.3%   30.7500        08/08/97    12,983 *
                     65,590   (1)(5)            15.1%   30.1875        08/08/97   150,201 *

* The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.

(1) These grants represent performance stock options with tandem stock appreciation rights and stock-for-stock (reload) options. If the performance conditions are met and the granted option is awarded, 50% of the award vests immediately, and the remaining 50% vests one year later.

(2) These grants represent stock-for-stock (reload) options received upon exercise of stock options by the applicable officer electing to use previously owned DQE stock to exercise the options and/or pay withholding taxes under the terms of the Plan. These options include tandem stock appreciation rights, dividend equivalent accounts, and stock-for-stock options.

(3) The exercise price of the options is the fair market value of DQE Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of DQE Common Stock held for at least six months.

(4) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the option was calculated assuming an option life equal to the time period between the grant date and expiration date (i.e., from 1.45 to 10.00 years); a periodic risk-free rate of return equal to the yield of the U.S. Treasury note having a similar maturity date as the option expiration date, as reported by Bloomberg Financial Markets on the grant date (i.e., from 4.86% to 6.65%); the most recent initial quarterly dividend as of the option grant date (i.e., from $0.32 to $0.34), with an expected growth rate of 5.5% per year as estimated by "Value Line Ratings and Reports", dated December 13, 1996; and an expected stock price volatility as reported by Bloomberg Financial Markets over the same length of time as the option life as of the month of the grant, (i.e., from 12.96% to 17.94%). No adjustments to the grant date present values have been made with respect to exercise restrictions, forfeiture, or early exercise.

(5)  Vested upon award.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

       (a)               (b)            (c)                 (d)                     (e)
                                                         Number of               Value of
                                                        Securities              Unexercised
                                                  Underlying Unexercised       in-the-Money
                       Number of                      Options/SARs at         Options/SARs at
                      Securities                  Fiscal Year-End (#)(6)    Year-End ($)(6)(7)
                      Underlying        Value     ----------------------    ------------------
                     Options/SARs     Realized          Exercisable/            Exercisable/
Name                 Exercised (#)     ($)(5)          Unexercisable           Unexercisable
----------------------------------------------------------------------------------------------
D. D. Marshall        38,012  (1)    271,938             40,839 / 84,525   190,809 / 328,803
                      31,177  (2)    271,720
                      18,511  (3)    159,715
                      23,422  (4)    302,532

G. L. Schwass        108,089  (1)    950,779             38,549 / 89,161   103,558 / 315,273
                      45,884  (2)    441,865

D. L. Green           20,897  (1)    151,937             73,921 / 65,612   511,022 / 194,314
                      43,989  (2)    690,645

V. A. Roque           12,115  (1)     83,542             11,500 / 38,507   103,500 / 157,349
                       2,000  (4)     15,625

J. D. Mitchell         5,975  (2)     53,419              9,711 / 33,697    67,996 / 133,998
                       9,000  (3)     62,062
                       5,000  (4)     48,229

W. W. von Schack     233,709  (1)  2,105,058                 549,608 / 0       3,974,516 / 0

(1)  Stock appreciation rights exercised for stock and cash.

(2) Stock options exercised for stock by tendering shares of previously-owned DQE Common Stock.

(3)  Stock appreciation rights exercised for cash.

(4)  Stock options exercised for stock by tendering cash.

(5) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on the date of exercise.

(6) The numbers set forth include options/SARs previously granted (including those granted in 1996) but not yet earned. The number to be earned will be based on individual performance and could range from zero to the following numbers for the named officers, respectively: 49,986 ($181,998); 49,986 ($181,998); 33,379 ($102,686); 26,391 ($68,499); 21,919 ($67,999); and 0
     ($0). These options may be earned by the officer over future periods from one to three years as established with each option grant.

(7) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on December 31, 1996.

Retirement Plan

        DQE and its subsidiaries maintain tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:


                               PENSION PLAN TABLE

   Highest
 Consecutive
  Five-Year                              Years of Service
   Average
 Compensation       5       10        15        20        25        30        35
--------------  -------  --------  --------  --------  --------  --------  --------
$125,000        $10,000  $ 20,000  $ 31,000  $ 41,000  $ 51,000  $ 59,000  $ 65,000
$150,000        $12,000  $ 25,000  $ 37,000  $ 50,000  $ 62,000  $ 72,000  $ 79,000
$175,000        $15,000  $ 29,000  $ 44,000  $ 59,000  $ 74,000  $ 85,000  $ 93,000
$200,000        $17,000  $ 34,000  $ 51,000  $ 68,000  $ 85,000  $ 98,000  $108,000
$300,000        $26,000  $ 52,000  $ 78,000  $104,000  $130,000  $149,000  $165,000
$400,000        $35,000  $ 70,000  $105,000  $140,000  $175,000  $201,000  $221,000
$500,000        $44,000  $ 88,000  $132,000  $176,000  $220,000  $252,000  $277,000
$600,000        $53,000  $106,000  $159,000  $212,000  $265,000  $304,000  $334,000
$700,000        $62,000  $124,000  $186,000  $248,000  $310,000  $356,000  $391,000
$800,000        $71,000  $142,000  $213,000  $284,000  $355,000  $407,000  $447,000
$900,000        $80,000  $160,000  $240,000  $320,000  $400,000  $459,000  $504,000
$950,000        $85,000  $169,000  $253,000  $338,000  $422,000  $485,000  $532,000

     Compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

     The credited years of service for Messrs. Marshall and Schwass and Ms. Green are 19, 22, and 17, respectively. The current five-year covered compensation and current years of credited service of Messrs. Roque, Mitchell, and von Schack, respectively, are $199,231 and 4; $138,241 and 16; and $853,396 and 32.

Employment and Change of Control

     DQE has three-year employment agreements with Messrs. Marshall and Schwass. Duquesne Light Company has a similar agreement with Ms. Green. Each agreement is subject to automatic one-year renewals unless prior written notice of termination is given by the officer or the Company.

     The agreements provide, among other things, that each serve in his or her present position at an annual base salary of at least $190,000 for each of Messrs. Marshall and Schwass and at least $165,000 for Ms. Green, subject to periodic review, and for the participation of each in executive compensation and other employee benefit plans of the companies.

     If any of the officers is discharged other than for cause or resigns for good reason, then, in addition to any amounts earned but not paid as of the date of termination, he or she would receive in a cash lump sum the balance of his or her base salary for the remaining term of the agreement, a bonus amount with respect to the remaining term of the agreement calculated at a rate equivalent to his or her prior year's bonus and the actuarial equivalent of the additional pension he or she would have accrued had his or her service for pension purposes continued until the expiration of the agreement. In addition, the officer would be entitled to immediate vesting (or the redemption in cash) of all of his or her stock-based awards.

     During 1996, the Board authorized and DQE entered into non-competition and confidentiality agreements with Messrs. Marshall, Roque, and Mitchell and Ms. Green. The agreements provide that these individuals will not disclose confidential information about the company or its affiliates; compete directly or indirectly with the Company or any of its affiliates in a specified geographic area; solicit the business of certain customers and suppliers of the Company; or induce any employee of the Company or its affiliates to leave his or her current employment, each for specified periods of time following the termination of his or her employment with the Company. Consideration for these agreements was 200 shares of DQE Common Stock subject to a one-year transfer restriction plus sufficient cash to pay federal, state, and local taxes on the shares and an increase in the severance benefits payable to the executive to one and one-half times the severance benefits, if any, to which the individual is otherwise entitled with a minimum of six months and a maximum of one year of severance pay. If, however, an executive is a party to an employment agreement which provides greater severance benefits than are provided under the non-competition and confidentiality agreements, the employment agreement shall control.

     In connection with the August 1996 resignation of Mr. von Schack as Chairman, President, and Chief Executive Officer of the Company, DQE, Duquesne Light Company, and Mr. von Schack entered into a letter agreement pursuant to which Mr. von Schack was paid a prorated bonus in the amount of $120,428 and his coverage under the medical benefits program was continued for a period of one month. All of the stock options granted to and currently held by Mr. von Schack were fully awarded, vested, and made exercisable. Mr. von Schack agreed, among other things, not to disclose confidential information about the Company and its affiliates; compete directly or indirectly with the Company or any of its affiliates in a specified geographic area; solicit the business of customers and suppliers of the Company; or induce any employee of the Company or its affiliates to leave his or her current employment, each for specified periods of time. Mr. von Schack also released the Company from liability for claims arising from and during his employment and his Employment Agreement with the Company was terminated. All of Mr. von Schack's retirement benefits were fully vested and nonforfeitable and will be distributed in accord with the terms of the retirement plans.

     Options and alternative stock appreciation rights granted under the DQE, Inc. Long-Term Incentive Plan (as amended effective February 27, 1996) become immediately and fully exercisable upon occurrence of certain change-in-control events.

Beneficial Ownership of Stock

     The following table shows all equity securities of DQE beneficially owned, directly or indirectly, as of February 21, 1997, by each director and by each executive officer named in the Summary Compensation Table:

                                         Total Shares of    Shares of Common Stock/
                                          Common Stock      Nature of Ownership (1)
-----------------------------------------------------------------------------------
Daniel Berg..........................      6,689             5,039  VP, IP
                                                             1,650  Joint, SVP, SIP
Doreen E. Boyce......................      5,744             5,744  VP, IP
Robert P. Bozzone....................     18,695    (2)      8,620  VP, IP
                                                             7,000  VP, IP
                                                             3,075  VP
Sigo Falk............................      7,645    (3)      6,145  VP, IP
                                                             1,500  SVP, SIP
William H. Knoell....................      7,287    (4)      6,252  VP, IP
                                                             1,035  SVP, SIP
David D. Marshall....................     99,948    (5)(6)   5,200  VP
                                                                65  VP, IP
                                                            16,894  Joint, SVP, SIP
Robert Mehrabian.....................      6,890    (7)      2,008  VP, IP
                                                             3,382  VP
                                                             1,500  SVP, SIP
Thomas J. Murrin.....................      5,829    (8)      1,893  VP, IP
                                                             3,186  VP
                                                               750  Joint, SVP, SIP
Eric W. Springer.....................      7,728    (9)      6,837  VP, IP
Gary L. Schwass......................     91,357    (5)     20,141  VP, IP
Victor A. Roque......................     34,556    (5)(6)     200  VP
                                                               407  VP, IP
                                                             1,637  Joint, SVP, SIP
James D. Mitchell....................     30,121    (5)(6)     200  VP
                                                               754  VP, IP
                                                             3,996  Joint, SVP, SIP
Dianna L. Green......................    111,968    (5)(6)  18,118  VP, IP
                                                               200  VP
Wesley W. von Schack.................    473,497   (10)     22,816  VP, IP
Directors, Nominees and Executive
   Officers as a Group (17 persons)..    910,349

          None of the individuals named in the table above owned beneficially more than 1% of the Company's outstanding shares of Common Stock. The directors and executive officers as a group beneficially owned 1.18% of the Company's outstanding shares of Common Stock as of February 21, 1997.

(1) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

(2) 7,000 of these shares are held by a foundation established for charitable purposes, for which Mr. Bozzone is the trustee but not an income beneficiary. 3,075 shares were granted under the DQE, Inc. 1996 Stock Plan for Non-Employee Directors to vest over four years.

(3) 1,500 of these shares are held by a trust in which Mr. Falk is an income beneficiary but not a trustee.

(4) 1,035 of these shares are held by a trust in which Mr. Knoell is a trustee and the income beneficiary.

(5) The amounts shown as owned by Messrs. Marshall, Schwass, Roque, Mitchell, and von Schack and Ms. Green include shares of Common Stock which they have the right to acquire within 60 days of February 21, 1997 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amounts: 77,789; 71,216; 32,312; 25,171; 449,608; and 93,650,
     respectively, and all executive officers as a group:  762,846 shares.

(6) The amounts shown as being owned by Messrs. Marshall, Roque, and Mitchell and Ms. Green include 200 shares of restricted stock which were awarded as part of consideration for the signing of Noncompetition and Confidentiality Agreements and are subject to forfeiture for a period of one year from the date of the Agreement, and 5,000 shares of restricted stock granted to Mr. Marshall which is subject to performance vesting for a three-year period.

(7) 1,500 of these shares are held in an IRA for which Mellon Bank, N.A. is the trustee; Dr. Mehrabian is the beneficiary. 3,382 shares were granted under the DQE, Inc. 1996 Stock Plan for Non-Employee Directors to vest over five years.

(8) 3,186 shares were granted under the DQE, Inc. 1996 Stock Plan for Non-Employee Directors to vest over three years.

(9) 891 of these shares are held by Mr. Springer's wife. Mr. Springer disclaims beneficial ownership of such shares.

(10) 166 of these shares are held in an IRA for which The Dreyfus Corporation is the trustee, and Mr. von Schack is the beneficiary. 1,099 of these shares are held in an IRA by Mr. von Schack's wife. Mr. von Schack disclaims beneficial ownership of these shares.

     Messrs. Marshall, Schwass, Roque, and Mitchell and Ms. Green also beneficially own 605, 607, 151, 288, and 609 shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A. The preference shares are held by the ESOP trustee for Duquesne Light Company's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The preference shares are redeemable for DQE Common Stock or cash on retirement, termination of employment, death, or disability. Shares outstanding as of February 21, 1997 for the Preference Stock, Plan Series A are 820,221. Victor Roque is not vested in these preference shares.

     The directors and executive officers do not own any shares of Duquesne Preferred Stock.


Directors' Fees and Plans

     Directors who are not employees are compensated for their Board service by a combination of DQE Common Stock and cash. They receive an annual Board retainer of $15,000 in cash for service to the Company and its affiliates, payable in twelve monthly installments, and 250 shares of DQE Common Stock, payable in April of each year. Each director also receives a fee of $1,000 for each Board and committee meeting attended. For service as Lead Directors in 1996, Messrs. Bozzone and Knoell each received 263 shares of DQE Common Stock and $5,021 in cash. Dr. Berg received a fee of $1,000 per meeting for three meetings he attended as a director of Chester Engineers, Inc., a Company subsidiary. Directors who are employees of the Company or any of its affiliates do not receive fees for their services as directors.

     In February of 1996, the Board of Directors authorized a study of outside director pension programs. After a full review, the Board voted to terminate the Outside Directors' Retirement Plan ("the Directors' Retirement Plan") for individuals who become non-employee directors after August 27, 1996 and to freeze the plan for current non-employee directors as of December 1, 1996. Directors who retired prior to August 27, 1996 will continue to receive their monthly benefits under the Directors' Retirement Plan which are equal to the monthly retainer in effect at the time of retirement from the Board for a period equal to the total months of service on the DQE and Duquesne Light Company Boards but no longer than 120 months. As a result of the termination of the Directors' Retirement Plan, new non-employee directors will not be entitled to benefits under that Plan, and current non-employee directors will accrue no additional retirement benefits for services after December 1, 1996. In full satisfaction of their accrued benefits under the Directors' Retirement Plan, current directors received as of December 31, 1996, shares of DQE Common Stock and cash equal in value to the actuarial value of such accrued benefits. Such actuarial value was determined assuming a 5% per annum increase in the annual retainer, future annual increases in the value of DQE Common Stock of 6.5%, a dividend yield of 4.5%, and an after-tax discount rate of 4.5% per annum. In the case of current directors with less than ten years' service, all or a portion of the shares received are subject to a vesting schedule. The vesting schedule is the same as the vesting schedule to which benefits under the Directors' Retirement Plan were subject, i.e., 50% vesting after five years of service plus an additional 10% vesting in years six through ten.

     In order to increase directors' stock-based compensation and thus strengthen the link between directors' compensation and stockholder interests, the Board adopted a new stock plan under which new non-employee directors will each receive up to 4,150 shares of restricted DQE Common Stock that will vest at the rate of 50% after five years of service as a director plus an additional 10% per year in years six through ten. Unvested shares are forfeited if the recipient ceases to be a director.

     Each director under the age of 72 who is not an employee may elect under a directors' deferred compensation plan to defer receipt of a percentage of his or her director's remuneration until after termination of service as a director. Deferred compensation may be received in one to ten annual installments commencing, with certain exceptions, on the 15th day of January of the year designated by the director. Interest accrues quarterly on all deferred compensation at a rate equal to a specified bank's prime lending rate. Daniel Berg and Robert Mehrabian elected to participate in the plan for 1996.

     As part of its overall program to promote charitable giving, the Company has a Charitable Giving Program for all directors funded by Company-owned life insurance policies on the directors. Directors are paired, and upon the death of the second of the two directors, the Company will donate up to five hundred thousand dollars each to one or more qualifying charitable organizations recommended by each of the two directors and reviewed and approved by the Employment and Community Relations Committee. A director must have Board service of 60 months or more in order to qualify for the full donation amount, with service of less than 60 months qualifying for an incremental donation. The program does not result in any material cost to the Company.

     The Company provides Business Travel Insurance to its non-employee directors as part of its Business Travel Insurance Plan for Management Employees. In the event of accidental death or dismemberment, benefits of up to $400,000 per individual are provided. The program does not result in any material cost to the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, all such Section 16(a) filing requirements were met except that a small grant of restricted stock that was unissued was inadvertently excluded from the initial Form 3 Report of Jack E. Saxer, Jr., Vice President. The Form 3 was later amended.


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Dr. Boyce and Messrs. Bozzone and Falk. No member of the Compensation Committee was at any time during 1996 or at any other time an officer or employee of the Company.

     No executive officer of the Company served on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.